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                               EXHIBIT 16



June 10, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir/Madam:

We have read the 4 paragraphs of Item 4 included in the Form 8-K dated June 10, 2002 of Versar, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein except for the references to Grant Thorton LLP within the first and last paragraphs.

Very truly yours,


/S/ Arthur Andersen LLP

Arthur Andersen LLP



cc: Mr. Lawrence W. Sinnott, CFO, Versar, Inc.

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